Exhibit 10.9
SOUTH EAST ASIA JOINT VENTURE TERM SHEET
Joint Venture Agreement in relation to the South East Asia Joint Venture Company (“JV Agreement”) (Defined terms used herein shall have the same meaning as provided in the Class A Common Stock Purchase Agreement (the “Agreement”) unless otherwise noted).
Pursuant to Section 6.2 of this Agreement, Myriant Technologies, Inc. (being the Company upon the completion of LLC Conversion) whether by itself or through a direct or indirect, wholly-owned subsidiary designated by it (“Myriant”) and PTT Chemical Public Company Limited, the parent company of the Purchaser, whether by itself or through a direct or indirect, wholly-owned subsidiary designated by it (“PTT Chemical”), will enter into the definitive agreements, including, but not limited to, the JV Agreement and the Licensing Agreement (together, the “Definitive Agreements”), and will work towards the tentative timeframe set forth in Schedule 1 of this Exhibit (the “Tentative Timeframe”) with a view to entering into the Definitive Agreements and forming the South East Asia Joint Venture Company (“JV Co”). The Definitive Agreements to be entered into between Myriant and PTT Chemical shall contain the following terms:

I. The JV Agreement
Parties to JV Agreement and Shareholders	PTT Chemical Public Company Limited, whether by itself or through a direct or indirect, wholly-owned subsidiary designated by it (“PTT Chemical”). Myriant Technologies, Inc., whether by itself or through a direct or indirect, wholly-owned subsidiary designated by it (“Myriant”).

Type of entity and jurisdiction of the JV Co	To be mutually agreed following tax and legal advice after Closing.

Purpose of the JV Co	The primary purposes of the JV Co shall be (i) to hold, market and commercialise all existing and future Company Intellectual Property (as defined in the Class A Common Stock Purchase Agreement) to be granted by Myriant from time to time by way of a license (or sublicense) to JV Co in accordance with the terms and subject to the conditions set forth herein, with the aim of generating profits for the JV Co through licensing (including sublicensing) of the Company Intellectual Property and any “Co-developed IP”.

Business Plan	Myriant and PTT Chemical shall cooperate and assist each other to produce a conceptual business plan for purposes of including such plan with the formal submission to be made to UFRF in accordance with the Tentative Timeframe. Myriant and PTT Chemical shall thereafter cooperate and assist in the preparation of a definitive business plan for the first fiscal year (or remainder thereof) of the JV Co in accordance with the Tentative Timeframe. The business plan shall be subject to further amendment, if any, by the JV Board.
At least 45 days prior to the end of each subsequent fiscal year, the business plan will be updated and submitted to the JV Board for consideration,

amendment (if necessary) and approval by the JV Board. Any amendments to the definitive business plan shall be approved by the JV Board.

Annual Budget	Myriant and PTT Chemical shall cooperate and assist each other to produce a budget for the first fiscal year (or remainder thereof) of the JV Co in accordance with the Tentative Timeframe. The first annual budget of the JV Co shall be approved by the JV Board.

At least 60 days prior to the end of each subsequent fiscal year of the JV Co, an annual budget for the forthcoming financial year shall be submitted to the JV Board for consideration, amendment (if necessary) and approval. The final first annual budget for each financial year shall be approved by the JV Board.

South East Asia	For purposes hereof, the territory of “South East Asia” means the countries of Brunei, Burma (Myanmar), Cambodia, Indonesia, Laos, Malaysia, the Philippines, Singapore, Thailand and Vietnam.

Rights of shares / interests in the JV Co

Shares / Interests in the JV Co	54% of the total shares of JV Co to be held by PTT Chemical.

46% of the total shares of JV Co to be held by Myriant.

Voting rights of shares	Other than as provided under ‘Protective Provisions’ below, the shares held by each of PTT Chemical and Myriant shall vote as a single class and the one-share, one-vote rule shall apply.

Income rights of the shares	The shares held by each of PTT Chemical and Myriant shall rank pari passu with respect to dividends.

Capital Interests	The shares held by each of PTT Chemical and Myriant shall rank pari passu with respect to any return of capital whether on a liquidation, dissolution, winding-up, reduction of capital or otherwise.

Restrictions on transfers of shares	Other than transfers to a wholly-owned subsidiary of Myriant or PTT Chemical Public Company Limited (as applicable), no shares in the JV Co may be transferred without the prior written consent of the other shareholder.

Pre-emption on new issues of securities	Any new issues of any type of security by the JV Co shall be first offered to the existing shareholders pro-rata to their shareholdings.

Drag-along rights	There shall be no drag-along rights.

Tag-along rights	There shall be no tag-along rights.

Board of Directors

Number of directors	There will be seven directors of the board of the JV Co (the “JV Board”).

Appointment of directors	PTT Chemical will designate three persons to the JV Board.

One independent director will be mutually nominated by PTT Chemical and Myriant and shall have appropriate expertise and experience in the relevant industry that can enhance the business of the JV Co.

Myriant will designate three persons to the JV Board. Myriant will designate such persons and the parties shall mutually nominate the independent director at the direction of the disinterested members of the Board of Directors not designated by the Purchaser (the “Disinterested Company Directors”).

Quorum	The quorum for meetings of the JV Board shall be a majority of the members of the JV Board, including at least one director designated by PTT Chemical and at least one director designated by Myriant.

Conduct of business	Other than as described under ‘Protective Provisions’ below, the JV Board shall be responsible for all business operations of the JV Co which shall, unless a resolution of shareholders or equity holders (as applicable) is required under the applicable law of the jurisdiction in which the JV Co is incorporated, be decided at the meetings of the JV Board by the affirmative vote of a majority of the members of the JV Board.

Director’s indemnity	The JV Co will enter into standard indemnification agreements with each of its directors, and will procure and maintain directors’ and officers’ (“D&O”) liability insurance with a carrier and in an amount satisfactory to a majority of the JV Board.

Protective Provisions

Protective Provisions	The following protective provisions which shall require either (a) the consent of Myriant by way of resolution of the Board (at the direction of the Disinterested Company Directors) or (b) the affirmative vote of a majority of the directors of the JV Board (or a majority of the members of any equivalent governing body) including at least one such person nominated by Myriant (who shall not be affiliated with PTT Chemical) to either, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions:

(i) amend the certificate or articles of incorporation, memorandum and articles of association, charter, bylaws or other organizational documents of the JV Co, or change the rights, preferences or privileges of any class or series of capital stock of the JV Co.

(ii) declare or pay any dividends or distributions on the capital stock or other equity interests of the JV Co;

(iii) redeem or repurchase shares of capital stock or other equity interests of the JV Co except for purchases at cost upon termination of service or pursuant to right of first refusal provisions or the pre-emptive rights of the shareholders of the JV Co (if any);

(iv) increase or decrease the number of authorized shares of any class or series or other equity interests of the JV Co;

(v) issue any shares of any class or series of capital stock or other equity interests of the JV Co, or any securities convertible into the capital stock or other equity interests of the JV Co;

(vi) consummate any event at the JV Co equivalent to a Deemed Liquidation Event at Myriant, or a sale or transfer of the right, title and interest in and to, or encumbrance of title to, any of the Company Intellectual Property, other than through the licensing transactions (including, a sublicense) in the ordinary course of business such as corporate partnering and commercial licensing transactions;

(vii) loan funds to or guarantee the contractual obligations of any person, except in the ordinary course of business of the JV Co;

(viii) change any material terms in the employment contract between the JV Co and any of its key employees;

(ix) change the number of members of the JV Board or the number of directors designated by Myriant on the JV Board;

(x) change the principal business lines of the JV Co;

(xi) incur or guarantee any indebtedness for borrowed money of the JV Co in excess of US $250,000 individually or US $1,000,000 in the aggregate, except for a working capital credit facility in an amount up to US $5,000,000;

(xii) make capital, operating and other expenditures by the JV Co, in any calendar quarter, in an amount more than 10% above the aggregate expenditures provided for such calendar quarter in the annual budget and operating plan of the JV Co approved therefore by the JV Board;

(xiii) enter into any contract with a supplier, customer, or partner outside the ordinary course of business that imposes material restrictions or limitations on the conduct of the JV Co of its business such as, but not limited to, exclusivity provisions and non-compete provisions, unless any such contract is approved by the JV Board;

(xiv) enter into transactions with any affiliate of a shareholder of the JV Co for an amount exceeding US $100,000, other than licensing transactions in its ordinary course of business.

R&D Committee	As soon as possible after the incorporation of the JV Co pursuant to the Tentative Timeframe, the JV Board will establish an R&D Committee with equal representation from Myriant and PTT Chemical. The R&D Committee shall determine the R&D Program of the JV Co with an aim of helping coordinate R&D efforts with respect to the Company Intellectual Property and, if so required based on a project-by-project basis, the “PTT Chemical Intellectual Property” (as defined herein), including, but not limited to, any other intellectual property rights created or developed through the R&D Program. As part of its charter, the R&D Committee shall be charged, where a question arises, to determine what constitutes an “Improvement” and what constitutes “Co-developed IP”.

Details with regard to the R&D Program are set forth in the Section heading “R&D and Joint Collaboration Program” of this Exhibit.

Operations of the JV Co

Day to day management	PTT Chemical shall be solely responsible for the day-to-day management of the commercial activities and other business affairs of the JV Co, and the R&D Committee shall be responsible for R&D activities of the JV Co. PTT Chemical’s designated representatives shall confer with the R&D Committee of the JV Co on a periodic basis as determined by the JV Board.

The parties hereto shall cooperate and assist with each other with a view to facilitating and enhancing the business operations and business opportunities of the JV Co.

Consideration of business opportunities	The parties will ensure that all business opportunities and projects in South East Asia that would utilize the Company Intellectual Property (each, a “Project”) will be brought to the JV Board for review. PTT Chemical, acting in the best interests of the JV Co and in its reasonable judgment, but not in derogation of its general fiduciary duties, will be solely responsible for developing, structuring and scoping all relevant parameters of such Projects on commercially reasonable terms based on the parties’ contributions to such Projects and shall consider such factors, including, without limitation, the potential amount of equity participation by Myriant, including other investors (as appropriate), in such Projects, licensing fees and structure, conflict of interests, local content and non-competition requirements applicable to any particular Project on a case-by-case basis, provided, however, that in no event shall

Myriant be entitled to make an equity investment in any Project in an amount of more than Myriant’s shareholding in the JV Co.

Upon determination of all parameters concerned and other Project requirements, PTT Chemical will ensure that such a Project be presented to the JV Co and Myriant will be given ninety (90) days to elect to participate in any Project as an equity investor or sponsor, based on the parameters and requirements presented. If Myriant declines to participate, then PTT Chemical may develop the Project independently for its own account or with any other co-investors, pursuant to a sublicense from the JV Co upon commercially reasonable terms approved and on an arms’ length basis by the JV Board.

If Myriant elects to participate in such Project, PTT Chemical and Myriant will then form a new project company with the agreed shareholding percentage and in accordance with the agreed upon parameters and requirements.

In either case, the JV Co shall negotiate a license or sublicense of the Company Intellectual Property to be deployed on commercially reasonable terms and conditions and on an arms’ length basis with such project company, subject in each case to the approval of the JV Board, provided, however, where PTT Chemical has elected to develop a Project independently, the terms and conditions of the license shall be subject to the approval of a majority of the directors of the JV Board not designated by PTT Chemical.

However, in any case, the license fee structure (including, royalties, maintenance fees and related third party costs) so determined in respect of any Project shall be made on economically viable and competitive terms so as to enable the Project to be commercially competitive.

Financing of the JV Co

Initial capital	To be further discussed after Closing.

Costs	Except as otherwise provided herein each party shall bear its own expenses in connection with the formation of the JV Co and the negotiation and execution of the Definitive Agreements; provided, however, that Myriant and PTT Chemical may mutually agree in advance that the JV Co to be formed hereunder may bear certain out-of-pocket expenses that may be incurred by either party in connection with the formation of the JV Co and the negotiation and execution of the Definitive Agreements.

Governing law/ Dispute Resolution	Governing law shall be the law of the jurisdiction where JV Co is incorporated. PTTCH Chemical and Myriant will mutually determine the dispute resolution method, tribunal, rules, forum and location.

However, if before the execution date of the Definitive Agreements pursuant to the Tentative Timeframe, the parties cannot agree on the dispute resolution method as referred to in the preceding paragraph, all dispute, controversy or claim arising out of or relating to the JV Co, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause, and it is further agreed that:

(a) The seat, or legal place, of arbitration shall be Singapore.

(b) The Tribunal shall consist of three arbitrators.

(c) The language of the arbitration shall be English.
II. Intellectual Property
A. Grant of licenses (including, sublicenses) in relation to Company Intellectual Property from Myriant to the JV Co (the “Licensing Agreement”)
Myriant will, from time to time, license (or sub-license) to the JV Co on an exclusive, perpetual basis, all of its existing and future Company Intellectual Property, subject to the terms and conditions set forth below. The main terms of the Licensing Agreement of the Company Intellectual Property are set out below.

Subject of licence	All existing and future Company Intellectual Property, including any improvements in connection with any such Company Intellectual Property, subject to any third party rights or restrictions.

Term of licence	Perpetual

Exclusivity	JV Co shall, at all times, be the exclusive licensee in South East Asia of the Company Intellectual Property licensed by Myriant to JV Co, from time to time, for commercial activities.

The exclusive grant of the license (or sublicense) shall only be subject to (i) existing or future third party rights, restrictions and actual royalties, and (ii) to the “Consents of third parties for Company Intellectual Property” as provided herein.

The JV Co. shall have non-exclusive world-wide rights to Company Intellectual Property for non-commercial research and development purposes only, subject to (i) existing or future third party rights, restrictions and actual royalties, and (ii) to the “Consents of third parties for Company Intellectual Property” as provided herein.

License fees	License fees in connection with the Company Intellectual Property shall be payable by the JV Co to Myriant in accordance with the provisions set forth in this Section.

The license fee structures in relation to the Company Intellectual Property are divided into three categories: (i) royalties, (ii) maintenance fees, and (iii) third party costs.

The grant of a license or sub-license in relation to any Company Intellectual Property shall be subject to all three-categories of license fee structures described in this Section, provided, however, that no royalties or third party costs will be due until commercialization (i.e., JV Co sublicensing such intellectual property right to a Project company). The royalty fees, maintenance fees and third party costs shall be determined by mutual agreement between Myriant and the JV Co, on commercially reasonable, economically viable and competitive terms and conditions and on an arms’ length basis.

(a) Royalties on commercialised Company Intellectual Property	The royalty fees in relation to any commercialised Company Intellectual Property shall be calculated based on a reasonable development cost recovery factor as well as a reasonable and customary profit consistent with currently accepted market practices and such terms so as to enable commercial competitiveness of the JV Co.

Notwithstanding the foregoing, the parties agree to negotiate to determine an acceptable royalty rate for each product or process used by the JV Co, subject in all cases to the payment of third party royalties.

(b) Maintenance fees	The maintenance fee in relation to any and all Company Intellectual Property licensed to JV Co shall represent an amount in respect of actual and direct program costs and other reasonable and ordinary program expenses in connection with such Company Intellectual Property.

(c) Third Party Costs	Any actual third party costs in respect of the Company Intellectual Property shall be those incurred by Myriant directly as a result of the use or license or sublicense of such Company Intellectual Property which shall be passed-through, and paid by the JV Co only upon JV Co sublicensing such Company Intellectual Property to the Project company.

Consents of third parties for Company Intellectual Property	Myriant shall, at its cost, use commercially reasonable efforts to obtain any consent of third parties required to effect the license (or sublicense) of the Company Intellectual Property to the JV Co.

It is acknowledged and agreed by the parties that at present, the only Company Intellectual Property that may require a consent from a third party for an exclusive grant to JV Co are the licenses granted by UFRF to Myriant. Myriant will formally advise UFRF of this joint venture and determine whether any consent from UFRF is necessary to sublicense the “Licensed Patents” under the various UFRF licenses in accordance with the Tentative Timeframe.

Myriant warranties under the licensing agreement	Myriant shall give the customary representations and warranties with respect to the Company Intellectual Property at each time a license or sublicense is granted to JV Co, including, without limitation:

(i) Subject to existing third party licenses and restrictions contained therein, Myriant has the authority to license (or sublicense) to JV Co all the rights granted pertaining to the Company Intellectual Property;

(ii) Subject to existing third party licenses and restrictions contained therein, Myriant is a licensee or the sole owner of the Company Intellectual Property and has the right to grant the licence (or sublicense) to JV Co pertaining to the Company Intellectual Property to JV Co;

(iii) Myriant will (i) take commercially reasonable steps necessary for the maintenance of the Company Intellectual Property, including taking the necessary steps to apply, proceed and maintain the registration of any Company Intellectual Property, including the recordal of any licenses in relation thereto, which are eligible for registration with the competent authority in connection with such Company Intellectual Property, (ii) use commercially reasonable efforts to procure third parties to take the foregoing steps, and (iii) consider PTT Chemical’s reasonable suggestions on such applications, procedures and maintenance with acceptance and performance not to be unreasonably withheld;

(iv) Myriant has maintained and shall maintain the confidentiality of the Company Intellectual Property, to preserve the proprietary nature of the Company Intellectual Property. Myriant makes no representation or warranty that certain Company Intellectual Property has not or will not be disclosed to third parties. Any such disclosure by Myriant has been or will be made under a confidentiality agreement or after an application for intellectual property rights has been filed, in order to protect the proprietary nature of the Company Intellectual Property;

(v) Myriant has not received any notice that use of the Company Intellectual Property is infringing or is likely to infringe any intellectual property right of a third party.

(vi) Myriant shall use commercially reasonable efforts to (a) support the marketability and commercialization of products being developed by Myriant using the Company Intellectual Property licensed to the JV Co (including, the Co-developed IP, through the R&D Program), including, but not limited to, accommodating, in its role as a technology provider, any reasonable request of the JV Co to assist the JV Co. in seeking a qualified third party to provide performance and process guarantees to support and secure the efficiency and performance of the Company Intellectual Property and the Co-developed IP licensed by the JV Co to Project companies”; and (b) provide technical assistance in the commissioning and start-up of Project company commercial plants at commercially reasonable rates.

Myriant disclaimer of warranties under the licensing agreement	Myriant shall include the customary disclaimers of representations and warranties with respect to the Company Intellectual Property at each time a license or sublicense is granted to JV Co, including, without limitation: (i) merchantability, (ii) fitness for a particular purpose, (iii) non-infringement (iv) as to issuance, validity or enforceability of Company Intellectual Property.

Myriant Indemnity on the Company Intellectual Property	Myriant shall indemnify JV Co. from and against all claims, actions, damages and costs (including reasonable legal costs and fees) caused to JV Co as a result of, or in connection with, any third-party claims relating to breach of any Myriant representation or warranties made in the license or sub-license agreement.

Myriant shall indemnify JV Co. from and against all claims, actions, damages and costs (including reasonable legal costs and fees) to JV Co. that arise from known infringement of third-party intellectual property rights by the practice of Company Intellectual Property. This indemnity is limited to third-party intellectual property infringement that is known to Myriant, following reasonable inquiry, at the time the Company Intellectual Property is licensed or sublicensed to JV Co. Myriant will notify JV Co. if it becomes aware of any infringement of third party intellectual property rights.

B. Grant of licenses (including, sublicenses) in relation to PTT Chemical Intellectual Property from PTT Chemical to the JV Co
PTT Chemical is not obligated in any way to contribute PTT Chemical Intellectual Property to the JV Co. To the extent, however, that PTT Chemical, in its sole discretion, elects to license (or sublicense) any PTT Chemical Intellectual Property to the JV Co, it shall be done pursuant to a customary license (or sublicense) and in a similar manner in which the Company Intellectual Property is licensed (or sublicensed) to the JV Co, as described herein.
III. R&D and Joint Collaboration Program
Myriant and PTT Chemical undertake to each other to perform the actions described below:

R&D Program	The R&D Committee will establish and determine the principles, milestones, estimate costs and expenses to be incurred and other necessary elements regarding the collaboration and contributions required from PTT Chemical and Myriant in connection with R&D efforts and activities relating to the Company Intellectual Property (the “R&D Program”), based on each initiative project-by-project, and subject to tax optimisations by both parties.

The R&D Program (and any amendments or updates thereto) shall be presented to JV Board for approval.

Purpose of the R&D Program	The R&D Committee will ensure that the R&D Program covers the following purposes:

• research and development of the non-commercialised Company Intellectual Property with the aim of commercialising such Company Intellectual Property;

• research and development of certain of Company Intellectual Property through the R&D Program, whether patentable or not, which improve or otherwise offer advantages in respect of development and performance of the background intellectual property rights licensed to the JV Co as the Company Intellectual Property under the provisions of this Exhibit (regardless of whether such Company Intellectual Property has been granted for commercialising activities or R&D activities) and any and all PTT Chemical Intellectual Property as may be required for a specific Project (“Improvements”). Such “Improvements” are (i) any modification of a product (including compositions of matter, devices, and organisms)

described in the Company Intellectual Property licensed to the JV Co that perform the same function in a better or more economical way, or that costs less to manufacture; and (ii) any modifications of a process described in the Company Intellectual Property licensed to the JV Co that perform the same function in a better or more economical way; and

• research and development of the Company Intellectual Property (and, if so determined by PTT Chemical pursuant to the provisions of this Exhibit, the PTT Chemical Intellectual Property) (including, know-how, unpatented technical and other information such as, inventions, discoveries, data, formulae, specifications, procedures, tests and results, reports and other trade secrets) and other contributions from Myriant and PTT Chemical for any particular project with the aim of creating or developing new and novel intellectual property rights, inventions or initiatives through the R&D Program (any such new and novel intellectual property rights, inventions or initiatives referred to herein as the “Co-developed IP”), provided that any proposed commercialising activities in respect of such Co-developed IP shall be first presented to the JV Board for approval.

The R&D Committee shall have sole responsibility and authority to determine whether new intellectual property (including, know-how, unpatented technical and other information such as, inventions, discoveries, data, formulae, specifications, procedures, tests and results, reports and other trade secrets) produced in the R&D program is an Improvement or Co-developed IP.

Costs and expenses incurred by Myriant and PTT Chemical in connection with the R&D Program	The R&D Committee shall determine all costs and expenses in connection with the R&D Program which shall be estimated on an upfront basis on the terms and conditions to be agreed upon by PTT Chemical and Myriant.

Contribution of resources	To be further discussed after Closing.

Ownership of intellectual property rights derived from the R&D Program	Where PTT Chemical and Myriant have brought their respective intellectual property rights into the R&D Program for the purposes described in this Section, PTT Chemical and Myriant agree as follows:

(i) Myriant shall continue to own all of its Company Intellectual Property licensed or sublicensed to JV Co.

(ii) PTT Chemical shall continue to own all of its PTT Chemical Intellectual Property licensed or sublicensed to JV Co.

(iii) Subject to the obligation to license back to

Myriant provided herein, JV Co shall own any Improvement on the Company Intellectual Property derived through the activities conducted in the R&D Program.

(iv) JV Co shall own any Co-developed IP (including, any work-in-process thereof) derived through the activities conducted in the R&D Program.

License back of Improvements and the Co-developed IP to Myriant	JV Co will license back to Myriant any Improvement on the Company Intellectual Property on an exclusive, royalty-free, and perpetual basis with the right to sublicense for use outside of South East Asia subject to (a) existing or future third party rights and restrictions and any actual royalties payable to third parties and (b) any additional costs and expenses that may be mutually agreed to by Myriant and PTT Chemical to cover actual and direct costs and other reasonable and ordinary program expenses related thereto.

JV Co. will license back to Myriant any Co-developed IP on a nonexclusive and perpetual basis with the right to sublicense for use outside of South East Asia at a royalty rate agreed between Myriant and JV Co, subject to existing or future third party rights and restrictions and any actual royalties payable to third parties and subject to any additional costs and expenses that may be mutually agreed to by Myriant and PTT Chemical to cover actual and direct costs and other reasonable and ordinary program expenses related thereto.

The license back to Myriant shall be done in a manner consistent with the way in which the Company Intellectual Property is licensed (or sublicensed) to the JV Co, as described herein. Provided, however, under no circumstances will Myriant or its sublicensees be required to pay royalties under the license from JV Co. if practicing the intellectual property licensed back to Myriant requires payment of royalties to a third party.

Myriant shall maintain the confidentiality of, and shall require its sublicensees to maintain the confidentiality of, Co-developed IP that is licensed back to Myriant by the JV Co, as necessary to preserve the proprietary nature of the Co-developed IP.

JV Co authority to license Co-developed IP to third parties	JV Co is authorized to grant non-exclusive licenses to Co-developed IP to third parties on terms that are negotiated on an arms’ length basis, subject to the approval of the JV Co Board.

JV Co Indemnity of Myriant	JV Co shall indemnify Myriant and its affiliates from and against all claims, actions, damages and costs (including reasonable legal costs and fees) caused to Myriant and its affiliates as a result of, or in connection with, any third-party infringement with respect to any Improvement to the Company Intellectual Property and the Co-developed IP licensed to Myriant or the use or the activities of Myriant or its affiliates in relation to the Co-developed IP and any Improvements to the Company Intellectual Property in all respects as set forth under this Exhibit.
IV. Cooperation and Validation of Technology
Myriant and PTT Chemical undertake to each other to perform the actions described below:

Validation of the Company Intellectual Property in Thailand	Myriant and PTT Chemical will cooperate through R&D Committee to manage the validation and optimisation of Myriant’s organisms and Thailand feedstocks in connection with the Company Intellectual Property for use in South East Asia, provided that (i) PTT Chemical will allow Myriant to utilise its existing facilities at its lab for the purposes of testing the validity of the Company Intellectual Property, and (ii) Myriant will bear all cost and expenses incurred in connection with the validation purposes (for avoidance of doubt, it is anticipated that all such cost and expenses to be borne by Myriant shall be any cost related to the travel costs of any personnel and certain equipment (the cost of such equipment which in no event shall exceed in the aggregate $250,000) required for the purpose of validation).

Personnel	Myriant undertakes to accept PTT Chemical’s personnel (as a secondee) to be designated by PTT Chemical for training primarily effected through observation and on-the-job training at any sites of Myriant’s operations in any locations (which shall not be limited to the operation sites of JV Co). If the exchange program is for know-how learning or training purposes, PTT Chemical agrees to bear all cost and expenses to be incurred.

PTT Chemical is subject to the right applied, vice versa, for Myriant’s personnel which may be seconded to PTT Chemical for training purposes. Myriant undertakes further that if it has a job opening need for a professional position at the

Company and PTT Chemical has personnel who are qualified for that position in accordance with Myriant’s requirements, PTT Chemical may send such personnel to participate in a job interview by Myriant. If Myriant wishes to employ such personnel (temporary or otherwise) (subject in all cases to local visa requirements), Myriant will bear all costs and expenses in connection with the employment of such personnel on a “local” rather than on an “expatriate” package basis. Any such seconded employee shall be under the control and supervision of Myriant and shall be subject to any and all rules, regulations and policies governing the employees of Myriant. For the avoidance of doubt, any intellectual property developed by any such seconded employee shall not be considered Co-developed IP (as defined herein).

Subject to the foregoing, each seconded employee of PTT Chemical shall enter into appropriate non-disclosure agreements with Myriant.

Maintenance and capitalisation of IP	Myriant shall undertake to PTT Chemical that for so long as PTT Chemical is a holder of shares in Myriant (including, the Class A Common or, following its conversion, any Common Stock, as the case may be), it shall, and shall procure that any of its management and employees of Myriant who may have been granted access to any and all Company Intellectual Property, shall,

(a) take all necessary steps to arrange for a proper record keeping and maintenance of any documentation, data, notification, evidence or other information in relation to any Company Intellectual Property in accordance with the manners, standards, procedures and formalities as required by law or as normally adopted by the other operators for the record keeping and maintenance of the similar property or as otherwise may be directed by PTT Chemical from time to time;

(b) provide PTT Chemical, including, any of its representatives, employees, consultants or agents with access to inspect such documentation and records upon reasonable prior written notice during the normal business hours of Myriant;

(c) (i) take commercially reasonable steps necessary for the maintenance of the Company Intellectual Property, including taking the necessary steps to apply, proceed and maintain the registration of any Company Intellectual Property, including the recordal of any licenses in relation thereto, which are eligible for registration with the competent authority in connection with such Company Intellectual

Property, (ii) use commercially reasonable efforts to procure third parties to take the foregoing steps, and (iii) consider PTT Chemical’s reasonable suggestions on such applications, procedures and maintenance with acceptance and performance not to be unreasonably withheld; and

(d) use commercially reasonable efforts to commercialize the trade secrets, know-how or any other intellectual property generated as a result of a joint strategic initiative program between Myriant and PTT Chemical.

Opportunities outside South East Asia	Myriant will invite PTT Chemical to participate in all business opportunities and projects outside of South East Asia that involve or utilize Company Intellectual Property, whether as an investor or equity sponsor, to the extent that such investment or equity participation is commercially feasible and consistent with the structure, terms and parties involved in such project, and on commercially reasonable terms based on the parties’ contributions to such project, subject to Myriant’s reasonable judgment with regard to such factors, including, without limitation, the conflict of interests and non-competing requirements applicable to any particular project on a case-by-case basis.
V. Miscellaneous

Indemnity of JV Co Against Third-Party Claims	JV Co shall indemnify each of Myriant and PTT Chemical and their affiliates from and against all third-party claims, actions, damages and costs (including reasonable legal costs and fees) arising out of, or in connection with, the operations of the JV Co.

Good Faith	Each party hereto agrees that it shall act in good faith in its respective dealings with the other party under or in connection with the performance of the Definitive Agreements contemplated hereby.

SCHEDULE 1
Tentative Timeframe

Time Frame From
DELIVERABLES	Closing
1. Drafting of Definitive Agreements	30 days
2. Finalization of Conceptual Business Plan	45 days
3. Formal communication to UFRF of JV Co to determine whether UFRF consents are necessary	45 days
4. Establishment of JV Co/Signing of Definitive Documents	120 days
5. JV Co Board approval of definitive Business Plan	180 days